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                                                                     EXHIBIT 3.5



                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             GMAC-RFC HOLDING CORP.

These Articles of Incorporation are signed by the incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as follows:

                                    ARTICLE I

The name of the Corporation is GMAC-RFC HOLDING CORP.

                                   ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act.

                                   ARTICLE III

The address of its registered office in the state of Michigan is 615 Griswold Street, Detroit, Michigan 48226. The name of its registered agent at such address is the Corporation Company.

                                   ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 50,000 shares of common stock; each of such shares shall have a par value of $1.00. All shares of common stock have equal rights.

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                                    ARTICLE V

The name and mailing address of the incorporator is as follows:

NAME                                              BUSINESS ADDRESS

Frederick A. Henderson                            8360 Old York Road
                                                  Elkins Park, PA 19117-1590

                                   ARTICLE VI

The powers of the incorporator shall terminate upon the filing of this Certificate of incorporation and the names and mailing addresses of persons to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

NAMES OF DIRECTORS                           MAILING ADDRESS

Frederick A. Henderson          8360 Old York Rd, Elkins Park, PA 19117-1590

Geoffrey c. Thomas              8360 Old York Rd, Elkins Park, PA 19117-1590

                                   ARTICLE VII

The number of Directors of the Corporation shall be two (2), unless and until otherwise fixed by the By-Laws. Directors shall be elected and removed and vacancies on the Board of Directors shall be filled pursuant to the By-Laws.

                                  ARTICLE VIII

The Directors of the Corporation may adopt, amend or repeal the By-Laws either by vote of the majority of Directors present at a meeting at which a quorum (as fixed by the By-Laws) is present, or by vote of a majority of all of the Directors if action is taken by written consent.

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                                   ARTICLE IX

The Corporation reserves the right to amend, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.